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                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           COMMUNITY BANCSHARES, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)      Title of each class of securities to which transaction
                  applies:
                           -----------------------------------------------------
         (2)      Aggregate number of securities to which transaction
                  applies:
                           -----------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                   ---------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:
                                                                   -------------
         (5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:
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         (2)      Form, Schedule or Registration Statement No.:
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         (3)      Filing Party:
                                ------------------------------------------------
         (4)      Date Filed:
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                     [Community Bancshares, Inc. letterhead]

January 8, 1999

Dear Shareholder,

I hope this communication finds you giving thanks for the many blessings you received in 1998. My family and I have done just that.

As your Chairman and Chief Executive Officer, it is my responsibility to keep you, our valued Community Bancshares, Inc. shareholder, informed of important events at your company. There are two such recent events.

First, on a positive note, Community Bancshares will report to its regulators and its Shareholders an increase in net earnings and substantial growth in its Balance Sheet for 1998. Details of this growth will be fully explained in our 1998 Annual Report that each of you will receive in April 1999. I know you will be pleased with our 1998 performance. In light of these results and in anticipation of an outstanding 1999 the Board of Directors, in a vote of confidence, voted to pay a dividend of $.60 per share on your Community Bancshares common stock, and your check is included. After the two-for-one stock split in 1998, this dividend represents a twenty percent increase over the 1998 dividend.

Second, on a not so positive note, it saddens me to report that a small group of longtime shareholders is making an attempt to gain control of Community Bancshares with the intention of selling your Company to one of the larger regional bank holding companies. The first step this group has taken was to present to me and the Board of Directors a number of "shareholder proposals" that would put this group in position to move to step two, the sale of Community Bancshares. The company is in the process of dealing with these proposals in accordance with applicable securities laws. The Board of Directors, management and the employees of Community Bancshares stand united against the actions of this group.

Let me end this letter by reassuring you that further communication will be forthcoming and that we will not stand idly by and let anyone destroy the pride and value of our company and with your continued loyalty and support, we will succeed.

Sincerely,



/s/ Kennon R. Patterson, Sr.
Kennon R. Patterson, Sr.
Chairman and Chief Executive Officer


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CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.

THE FILING OF THIS DOCUMENT IS NOT, AND SHOULD NOT BE CONSIDERED TO BE, AN ADMISSION BY THE REGISTRANT THAT SUCH DOCUMENT CONSTITUTES A SOLICITATION OR SOLICITING MATERIAL FOR PURPOSES OF REGULATION 14A OR IS REQUIRED TO BE FILED PURSUANT TO RULES 14A-11 AND 14A-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.